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EXHIBIT 99.1

For Additional Information:
Thomas Kelly, Bank One, 312-732-7007
Ed L. Hutchins, Wachovia, 336-732-4200

FOR RELEASE: Immediately

    Bank One Completes Purchase of Wachovia's Consumer Credit Card Portfolio

  CHICAGO AND WINSTON-SALEM, N.C., July 27, 2001 - Bank One Corporation (NYSE:
ONE) today completed its purchase of Wachovia Corporation's (NYSE: WB) approximately $7.5 billion portfolio of consumer credit card receivables, the companies announced today. The portfolio includes 2.6 million active customer accounts. Terms were not announced.

  There are two components to the transaction:

 . The primary portfolio of $6.2 billion in receivables of card holders who are not customers of Wachovia's retail bank.

 . The agent bank portfolio of $1.3 billion. The transaction includes an agent bank relationship under which Wachovia will offer its branded credit cards to retail customers, with servicing provided by First USA, Bank One's credit card subsidiary. Flexibility and protections exist for both parties to adapt the relationship to changes in circumstances. First USA, the largest issuer of Visa credit cards, is a leader in partnership and agent bank marketing with 1,900 marketing partners, including many financial institutions.

  Bank One expects the transaction to add approximately $100 million after tax to its 2002 earnings, as previously announced.

  "The Wachovia purchase reaffirms our commitment to grow our credit card business through both acquisitions and internal growth," said James Dimon, Bank One's chairman and chief executive officer.

  Wachovia expects to realize a pretax gain of approximately $1.3 billion from the transaction.

  "We believe our customers will be served well by First USA," said L.M. Baker Jr., Wachovia chairman and chief executive officer.

  Wachovia will provide interim servicing until the accounts are converted to First USA's systems, which is expected by year-end.

  The acquisition brings Bank One credit card receivables to approximately $70 billion. Bank One Corporation, the parent of First USA, has assets of more than $272 billion, making it the nation's fifth-largest bank holding company.

  Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of June 30, 2001, Wachovia had assets of $74.8 billion. Wachovia Bank, N.A., the principal subsidiary, has more than 650 offices and 1,350 ATMs primarily in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia Bank Card Services, the credit card subsidiary, is headquartered in Atlanta.

  This news release contains forward-looking statements regarding Wachovia Corporation and Bank One Corporation. All forward-looking statements involve risk and uncertainty, and actual results could differ materially

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from the anticipated results or other expectations expressed in the forward-
looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission and Bank One's Form 10-K for the year ended December 31, 2000.